Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release
FOR RELEASE:    Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Solid Earnings of $1.13 per Share
for the Second Quarter of 2008 and Increases
Full-year Guidance for EPS as Adjusted
•	Earnings as adjusted of $1.26 per share represent a 9% increase compared with the prior period, excluding restructuring and impairment charges of $.13 per share

•	Revenues grew 17% to a record $1.35 billion reflecting increases in price/mix and volume

•	Record volume quarter for Lubrizol Additives; guidance assumption for Additives’ full-year volume growth increased

•	Guidance range for 2008 EPS updated to $4.20 to $4.35, including restructuring and impairment charges of $.23, and increased to $4.43 to $4.58 excluding these charges
CLEVELAND, OH, July 30, 2008 — The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the second quarter ended June 30, 2008 were $78.1 million, or $1.13 per diluted share, including after-tax restructuring and impairment charges of $9.1 million, or $.13 per diluted share, primarily related to the closure and realignment of North American coatings production facilities. Comparable earnings for the second quarter of 2007 were $81.0 million, or $1.15 per diluted share, which included after-tax restructuring and impairment charges of $.6 million, or $.01 per diluted share.
Second Quarter Consolidated Results
Consolidated revenues for the second quarter increased 17 percent to $1.35 billion compared with $1.15 billion in the second quarter of 2007. Compared with the prior-year quarter, improvements in the combination of price and product mix increased revenues 8 percent, volume contributed 5 percent and currency had a 4 percent favorable impact. Included in these factors was the incremental impact from the refrigeration lubricants acquisition completed in 2007, which contributed 2 percent to consolidated revenues in the second quarter of 2008.
Excluding the restructuring and impairment charges in both periods, adjusted earnings were $87.2 million, or $1.26 per diluted share, for the second quarter of 2008 compared with $81.6 million, or $1.16 per diluted share, for the second quarter of 2007.
Commenting on the results, CEO James Hambrick stated, “I am pleased with our solid second quarter and first half performance considering the economic and competitive challenges that we faced. We have been able to maintain our earnings momentum during a time of rapidly rising material costs and very high production rates, demonstrating excellent commercial and operational execution.”
Adjusted earnings per share for the second quarter of 2008 increased 9 percent compared with the prior-year second quarter largely due to an improvement in the combination of price and product mix, increased volume, a favorable currency impact and a contribution from the 2007 refrigeration lubricants acquisition. These positive factors to earnings more than offset the impact of higher raw material costs, higher manufacturing costs and an increase in the effective tax rate.
Six Month Consolidated Results
For the first six months of 2008, consolidated revenues increased 16 percent to $2.58 billion compared with $2.23 billion for the first six months of 2007. Consolidated earnings were $151.7 million, or $2.19 per diluted share, including after-tax restructuring and impairment charges of $12.1 million, or $.17 per diluted share. Earnings for the first six months of 2007 were $152.3 million, or $2.17 per diluted share, including after-tax restructuring and impairment credits of $1.1 million, or $.02 per diluted share. Excluding the restructuring and impairment charges and credits from the respective periods, earnings of $2.36 per diluted share in the first half of 2008 increased 10 percent compared with $2.15 per diluted share in the first half of 2007.
Cash flow from operations for the first six months of 2008 was $96 million, down from $227 million in the year-earlier period. The decline in cash flow from operations primarily was attributable to the significant reduction in inventories that occurred in the first half of 2007 and a significant increase in the company’s working capital investment in 2008 for inventories and accounts receivable as a result of increased raw material costs and higher revenues. Capital expenditures in the first half of 2008 were approximately $98 million and the company repurchased $50 million in shares outstanding for the six months ended June 30, 2008.
Second Quarter Segment Results
In the second quarter of 2008, Lubrizol Additives segment revenues of $924 million were 22 percent higher than the second quarter of 2007. Compared with the year-earlier quarter, revenue growth resulted from a 9 percent volume increase, an 8 percent improvement in the combination of price and product mix and a favorable currency impact of 5 percent. Included in these factors was the incremental impact from the 2007 refrigeration lubricants acquisition, which contributed 3 percent to revenues in the quarter. The volume increase was attributable to strong demand in international markets, which more than offset a decline in North America, where volume was unfavorably impacted primarily by order patterns, the introduction of more concentrated products and some demand slowdown. Lubrizol Additives operating income increased 10 percent to

$117 million in the second quarter of 2008 compared with the second quarter of 2007, primarily as a result of an improvement in the combination of price and product mix, higher volume, favorable currency and a contribution from the refrigeration lubricants acquisition. These positive factors partially were offset by higher raw material and operating costs.
“Lubrizol Additives’ performance was exceptional this quarter,” noted Hambrick. “Overall volume growth and the associated operating leverage drove superior results. Volume demand in developing regions continued to be very strong and our global presence has us well-positioned. Also, despite an extremely challenging raw material environment, we continued our efforts to recover these costs on a timely basis. Most importantly, the critical element of our continuing performance has been the segment’s focus on helping our customers succeed around the world through our very reliable supply of products, innovative technologies and services.”
The Lubrizol Advanced Materials segment reported revenues of $427 million in the second quarter of 2008, an increase of 8 percent compared with the second quarter of 2007. The higher revenues reflected a 7 percent improvement in the combination of price and product mix, a favorable currency impact of 4 percent and a 3 percent decrease in volume. Volume growth in Asia-Pacific and Latin America was not sufficient to offset volume declines in North America and Europe. Noveon® Consumer Specialties and Engineered Polymers experienced double-digit global revenue growth attributable to the impact of price increases and strong volume growth. Performance Coatings revenues were unchanged in the second quarter of 2008 compared with the prior-year period as improvements in the combination of price and product mix offset lower volume resulting from demand weakness in North America and Europe. Lubrizol Advanced Materials operating income declined 15 percent to $37 million in the second quarter of 2008, but increased 20 percent sequentially from the first quarter of 2008. The year-over-year decrease in operating income primarily was due to lower volumes in Performance Coatings, higher raw material costs, particularly in Performance Coatings and Engineered Polymers, and higher selling, testing, administrative and research (STAR) expenses necessary to achieve segment growth targets.
Hambrick added, “Advanced Materials’ performance improved this quarter and I expect that trend to continue based upon actions already taken and planned. We are executing well against very sound growth strategies in all product lines. Of course, I always want our results to be better and come faster, but that will only occur with continued and disciplined building of strong product lines through innovation, geographic expansion and portfolio enhancement. I project a better second half for Advanced Materials based on the significant operational and commercial improvements accomplished in the first half, which also provide a much improved foundation for 2009.”
Earnings Outlook
The company updated its guidance for earnings that was issued on May 2. The company’s new guidance range for 2008 earnings is $4.20 to $4.35 per diluted share, including restructuring and impairment charges of $.23 per diluted share. These charges are associated with the Performance Coatings business improvement initiatives announced to date and the closure of an Additives blending facility in Canada announced on July 29. In 2007, earnings were $4.05 per diluted share, including restructuring and impairment charges of $.01 per diluted share. Excluding the restructuring and impairment charges from both years, the company now projects increased adjusted earnings for 2008 in the range of $4.43 to $4.58 per diluted share, or approximately 9 to 13 percent higher compared with the 2007 adjusted earnings of $4.06 per diluted share.

Updates to key assumptions for this guidance include:
•	Revenue growth of 18-19 percent compared with 2007;

•	Volume growth in the Lubrizol Additives segment, exclusive of acquisitions, of approximately 3 percent;

•	Volume contraction in the Lubrizol Advanced Materials segment of approximately 3 percent from 2007 due to North American demand weakness and Performance Coatings restructuring activity;

•	Raw material costs increasing through the balance of the year;

•	Price increases projected to improve unit material margins and offset expected raw material increases;

•	STAR expenses of approximately 12.5 percent of revenues;

•	An effective tax rate of 31.0 percent for the year; and

•	Capital expenditures of approximately $220 million to $230 million.
Regarding the earnings outlook, Hambrick stated, ”At this halfway point in the year, I am convinced we will outpace our earlier full-year projections. These are challenging times and our organization is being tested. Given the character of our leaders and employees, I am confident we will deliver our fifth consecutive year of strong earnings growth.”
Conference Call on the Web
An audio webcast of the second quarter earnings conference call with investors will be available live July 31 at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,900 employees worldwide. Revenues for 2007 were $4.5 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$1,350.2	$1,154.6	$2,577.5	$2,231.3
Cost of sales	1,044.7	858.8	1,979.2	1,657.1

Gross profit	305.5	295.8	598.3	574.2

Selling and administrative expenses	101.9	103.4	210.5	205.7
Research, testing and development expenses	55.7	53.7	109.8	105.4
Amortization of intangible assets	7.0	5.9	14.0	11.9
Restructuring and impairment charges (credits)	14.6	0.9	19.4	(1.5)
Other (income) expense – net	(1.4)	1.5	(3.9)	(4.2)
Interest expense – net	17.6	17.5	31.3	34.6

Income before income taxes	110.1	112.9	217.2	222.3
Provision for income taxes	32.0	31.9	65.5	70.0

Net income	$78.1	$81.0	$151.7	$152.3

Net income per share, basic	$1.14	$1.17	$2.22	$2.20

Net income per share, diluted	$1.13	$1.15	$2.19	$2.17

Weighted-average common shares outstanding:
Basic	68.3	69.4	68.4	69.4

Diluted	69.1	70.2	69.2	70.2

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	June 30,	December 31,
	2008	2007
Assets
Cash and short-term investments	$420.1	$502.3
Receivables	819.3	665.9
Inventories	652.2	600.0
Other current assets	88.7	79.1

Total current assets	1,980.3	1,847.3

Property and equipment – net	1,187.9	1,161.5
Goodwill and intangible assets – net	1,570.2	1,552.1
Investments and other assets	76.8	82.9

Total	$4,815.2	$4,643.8

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$202.7	$204.9
Accounts payable	475.7	404.8
Accrued expenses and other current liabilities	235.2	275.0

Total current liabilities	913.6	884.7

Long-term debt	1,227.6	1,223.9
Other noncurrent liabilities	526.0	521.5

Total liabilities	2,667.2	2,630.1

Minority interest in consolidated companies	63.6	62.4

Shareholders’ equity	2,084.4	1,951.3

Total	$4,815.2	$4,643.8

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Six Months Ended
	June 30,
	2008	2007
Cash provided by (used for):
Operating activities:
Net income	$151.7	$152.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	84.2	78.8
Deferred income taxes	(3.6)	19.1
Deferred compensation	5.9	11.9
Restructuring and impairment charges	14.9	0.8
Net change in working capital	(158.6)	(24.1)
Other items – net	1.0	(11.6)

Total operating activities	95.5	227.2

Investing activities:
Capital expenditures	(97.6)	(75.8)
Acquisitions	0.9	(15.7)
Net proceeds from sales of property and equipment	0.3	12.1
Other items – net	–	(1.3)

Total investing activities	(96.4)	(80.7)

Financing activities:
Changes in short-term debt – net	–	2.3
Repayments of long-term debt	–	(79.4)
Dividends paid	(41.6)	(38.8)
Common shares purchased	(50.1)	(50.1)
Proceeds from the exercise of stock options	3.0	24.9
Tax benefit from the exercise of stock options and awards	2.0	8.0

Total financing activities	(86.7)	(133.1)

Effect of exchange rate changes on cash	5.4	3.5

Net (decrease) increase in cash and short-term investments	(82.2)	16.9

Cash and short-term investments at the beginning of period	502.3	575.7

Cash and short-term investments at the end of period	$420.1	$592.6

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues from external customers:
Lubrizol Additives	$923.5	$759.0	$1,749.7	$1,455.0
Lubrizol Advanced Materials	426.7	395.6	827.8	776.3

Total revenues	$1,350.2	$1,154.6	$2,577.5	$2,231.3

Segment operating income:
Lubrizol Additives	$117.2	$106.3	$230.0	$207.2
Lubrizol Advanced Materials	37.1	43.5	67.9	88.9

Total segment operating income	154.3	149.8	297.9	296.1

Corporate expenses	(12.5)	(17.6)	(33.7)	(39.3)
Corporate other income (expense) – net	0.5	(0.9)	3.7	(1.4)
Restructuring and impairment (charges) credits	(14.6)	(0.9)	(19.4)	1.5
Interest expense – net	(17.6)	(17.5)	(31.3)	(34.6)

Income before income taxes	$110.1	$112.9	$217.2	$222.3

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three and Six Months Ended June 30, 2008 and 2007
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net income per our consolidated results, adjusted for exclusion of restructuring and impairment charges (credits). Management believes that both earnings and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using earnings and earnings as adjusted.

	Three Months Ended			Three Months Ended
	June 30, 2008			June 30, 2007
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings	$110.1	$78.1	$1.13	$112.9	$81.0	$1.15

Adjustments:
Restructuring and impairment charges	14.6	9.1	0.13	0.9	0.6	0.01

Earnings as adjusted (Non-GAAP)	$124.7	$87.2	$1.26	$113.8	$81.6	$1.16

	Six Months Ended			Six Months Ended
	June 30, 2008			June 30, 2007
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$217.2	$151.7	$2.19	$222.3	$152.3	$2.17

Adjustments:
Restructuring and impairment charges (credits)	19.4	12.1	0.17	(1.5)	(1.1)	(0.02)

Earnings as adjusted (Non-GAAP)	$236.6	$163.8	$2.36	$220.8	$151.2	$2.15